UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2006

INSITE VISION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22332 (Commission File No.)	94-3015807 (I.R.S. Employer Identification Number

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 865-8800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Securities
Item 8.01. Other Events

Private Placement of Common Stock and Warrants

On August 2, 2006, InSite Vision Incorporated (the “Company”) entered into a definitive subscription agreement (the “Subscription Agreement”) with various institutional accredited investors (the “Investors”) for the sale in a private placement of $6.3 million of shares of common stock of the Company (the “Common Stock”) and warrants to purchase the Common Stock (the “Offering”). The Subscription Agreement provides for the sale of approximately 4.8 million newly issued shares of Common Stock at the five day trailing weighted average price of $1.31 per share. Closing of the financing is contingent on approval from the American Stock Exchange, among other standard conditions.

The Investors in the Common Stock will receive five-year warrants to purchase an aggregate of approximately 1.0 million shares of Common Stock (the “Warrants”). The exercise price under the Warrants is $1.51 per share. The Warrants must be exercised in cash and may only be exercised after six months following the closing of the private placement.

On August 8, 2006, the Company and the Investors entered into an amendment to the Subscription Agreement which provides that in the event the Company’s AzaSite new drug application filed with the U.S. Food and Drug Administration (the “FDA”) is refused, the Investors will be issued additional 5-year warrants (the “FDA Warrants”) to purchase a number of shares of Common Stock equal to 20% of the Common Stock purchased by each such Investor in the private placement. The FDA Warrants will be exercisable for cash at a per share exercise price equal to 115% of the weighted average closing sale price of the Company’s Common Stock for the 5 trading days immediately succeeding the date on which the Company receives written notification from the FDA of such refusal.

The Company expects to close the transaction by August 11, 2006. The Company intends to use the proceeds from this financing for working capital and for general corporate purposes. The Common Stock, the Warrants and the FDA Warrants, if issued, will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder.

The Subscription Agreement contains customary representations, warranties and covenants of the Company and the Investors. Pursuant to the Subscription Agreement and its amendment, the Company also granted certain registration rights to the Investors with respect to the Common Stock, including the Common Stock underlying the Warrants and the FDA Warrants. These registration rights require the Company to file a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) with respect to the resale of the Common Stock issued in the financing as well as the Common Stock to be issued upon the exercise of the Warrants within 60 days following the closing of the financing and to use its best efforts to have such registration statement declared effective by the SEC within 90 days of the filing of such registration statement.

On August 3, 2006, the Company issued a press release describing the terms of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Certain Fees Paid in the Offering

In connection with the Offering, the Company will pay RBC Capital Markets Corporation an as-yet undetermined advisory fee. In addition, the Company will pay Paramount BioCapital (“Paramount”) $210,000, representing 7% of the gross proceeds for one investor in the Offering introduced to the Company by Paramount.

Item 9.01 Financial Statements and Exhibits

(d) EXHIBITS

Exhibit No.	Description

99.1	InSite Vision Incorporated Press Release dated August 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2006

InSite Vision Incorporated
(Registrant)

By:	/s/ S. Kumar Chandrasekaran

Name:	S. Kumar Chandrasekaran, Ph. D.

Title:	Chief Executive Officer

EXHIBIT INDEX

Number	Exhibit Table

99.1	InSite Vision Incorporated Press Release dated August 3, 2006